Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189168

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated June 21, 2013)

6,249,996 Shares of Common Stock

This prospectus supplement no. 1 supplements the prospectus dated June 21, 2013, relating to the resale of up to 6,249,996 shares of common stock of Dune Energy, Inc. offered by the selling shareholders which represents shares of the registrant’s common stock issued to the shareholders pursuant to Common Stock Purchase Agreements between the registrant and each of the selling shareholders dated December 20, 2012, which shares were issued to the selling shareholders on May 8, 2013.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on June 28, 2013.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference therein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTC Bulletin Board under the symbol “DUNR.” On June 28, 2013, the closing price of our common stock on the bulletin board was $1.60.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2013

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On June 28, 2013, the Company issued 6,249,996 shares of its Common Stock to certain of its existing investors in exchange for aggregate consideration of $10,000,000. The shares were issued pursuant to those certain Stock Purchase Agreements between the Company and the same existing investors, dated as of December 20, 2012 (filed as Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-27897) filed on December 24, 2012). The shares of Common Stock were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. After giving effect to this transaction, the total number of outstanding shares of the Company is 71,497,324.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: June 28, 2013	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer